UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)

REINHOLD INDUSTRIES, INC.
(formerly Keene Corporation)
(Name of Issuer)

Class A Common Stock, par value $0.01 per share
(Title or Class of Securities)

75935A109
(CUSIP Number)

Matthew C. Hook
HAMMOND KENNEDY WHITNEY & COMPANY, INC.
8888 Keystone Crossing
Suite 690
Indianapolis, Indiana 46240

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

With Copies to:

Stephen J. Hackman
ICE MILLER DONADIO & RYAN
One American Square
Box 82001
Indianapolis, Indiana 46282-0002

June 16, 1999
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

CUSIP No.  75935A109

1.   NAME OF REPORTING PERSON

     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Reinhold Enterprises, Inc.


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)
          (b) [X]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

          N/A

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Indiana, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER.................. None

8.   SHARED VOTING POWER ................None

9.   SOLE DISPOSITIVE POWER .............None

10.  SHARED DISPOSITIVE POWER ...........None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0%

14.  TYPE OF REPORTING PERSON
          CO


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CUSIP No.  75935A109

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Massachusetts Mutual Life          I.R.S. Identification No:
          Insurance Company                  04-1590850

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)
          (b) [X]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

          PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER .......................314,205

8.   SHARED VOTING POWER .....................433,901

9.   SOLE DISPOSITIVE POWER ..................314,205

10.  SHARED DISPOSITIVE POWER ................433,901

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          748,106

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          37.42%

14.  TYPE OF REPORTING PERSON
          IC

CUSIP No.  75935A109

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MassMutual  High  Yield          I.R.S. Identification No:
          Partners  II LLC                 04-3325219

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)
          (b) [X]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

          PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER ........................314,204

8.   SHARED VOTING POWER .........................None

9.   SOLE DISPOSITIVE POWER ...................314,204

10.  SHARED DISPOSITIVE POWER ....................None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          314,204

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          15.72%

14.  TYPE OF REPORTING PERSON
          OO

CUSIP No.  75935A109

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MassMutual Corporate Value Partners Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)
          (b) [X]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

          PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER .......................119,697

8.   SHARED VOTING POWER ........................None

9.   SOLE DISPOSITIVE POWER ..................119,697

10.  SHARED DISPOSITIVE POWER ...................None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          119,697

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          5.99%

14.  TYPE OF REPORTING PERSON
          OO

CUSIP No.  75935A109

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Andrew McNally, IV

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)
          (b) [X]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

          PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER ...................61,336

8.   SHARED VOTING POWER ...................None

9.   SOLE DISPOSITIVE POWER ..............61,336

10.  SHARED DISPOSITIVE POWER ..............None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          61,336

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          3.07%

14.  TYPE OF REPORTING PERSON
          IN

CUSIP No.  75935A109

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ward S. McNally

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)
          (b) [X]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

          PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER .....................10,869

8.   SHARED VOTING POWER .....................None

9.   SOLE DISPOSITIVE POWER ................10,869

10.  SHARED DISPOSITIVE POWER ................None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          10,869

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.54%

14.  TYPE OF REPORTING PERSON
          IN

CUSIP No.  75935A109

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Andrew Management IV, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)
          (b) [X]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

          PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER .......................46,737

8.   SHARED VOTING POWER .......................None

9.   SOLE DISPOSITIVE POWER ..................46,737

10.  SHARED DISPOSITIVE POWER ..................None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          46,737

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.34%

14.  TYPE OF REPORTING PERSON
          PN

CUSIP No.  75935A109

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          BJR Management, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)
          (b) [X]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

          PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER .....................23,368

8.   SHARED VOTING POWER .....................None

9.   SOLE DISPOSITIVE POWER ................23,368

10.  SHARED DISPOSITIVE POWER ................None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          23,368

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.17%

14.  TYPE OF REPORTING PERSON
          PN

CUSIP No.  75935A109

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ECM Management, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)
          (b) [X]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

          PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER ........................23,368

8.   SHARED VOTING POWER ........................None

9.   SOLE DISPOSITIVE POWER ...................23,368

10.  SHARED DISPOSITIVE POWER ...................None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          23,368

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.17%

14.  TYPE OF REPORTING PERSON
          PN

CUSIP No.  75935A109

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Glenn Scolnik

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)
          (b) [X]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

          PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER .....................43,476

8.   SHARED VOTING POWER .....................None

9.   SOLE DISPOSITIVE POWER ................43,476

10.  SHARED DISPOSITIVE POWER ................None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          43,476

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.17%

14.  TYPE OF REPORTING PERSON
          IN

CUSIP No.  75935A109

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ralph R. Whitney, Jr.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)
          (b) [X]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

          PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [X]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER .....................45,476

8.   SHARED VOTING POWER .....................None

9.   SOLE DISPOSITIVE POWER ................45,476

10.  SHARED DISPOSITIVE POWER ................None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          45,476

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.27%

14.  TYPE OF REPORTING PERSON
          IN

CUSIP No.  75935A109

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Forrest E. Crisman, Jr.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)
          (b) [X]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

          PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER ...........................43,476

8.   SHARED VOTING POWER ...........................None

9.   SOLE DISPOSITIVE POWER ......................43,476

10.  SHARED DISPOSITIVE POWER ......................None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          43,476

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.17%

14.  TYPE OF REPORTING PERSON
          IN

SCHEDULE 13D

     This Amendment No. 1 ("Amendment") amends and supplements the Schedule 13D filed on May 28, 1999 ("Schedule 13D") by Reinhold Enterprises, Inc., Massachusetts Mutual Life Insurance Company ("MMLIC"), MassMutual High Yield Partners II LLC ("MMHYP"), MassMutual Corporate Value Partners Limited ("MMCVP" and with MMLIC and MMHYP, the "MassMutual Entities"), Andrew McNally, IV, Ward
S. McNally, Andrew Management IV, L.P., BJR Management, L.P., ECM Management, L.P., Glenn Scolnik, Ralph R. Whitney, Jr. and Forrest E. Crisman, Jr. (collectively, the "Reporting Persons" and each individually a "Reporting Person") relating to the Class A Common Stock, par value $0.01 per share, of Reinhold Industries, Inc. (formerly Keene Corporation), a Delaware corporation ("Reinhold"). All capitalized terms used in this Amendment and not otherwise defined herein have the meaning ascribed to such terms in the Schedule 13D.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Item 6 of Schedule 13D is hereby amended by adding the following paragraph after the final paragraph.

     On June 16, 1999, Reinhold entered into a written agreement with the Reporting Persons (other than Reinhold Enterprises, Inc.). The agreement provides that the Reporting Persons will not modify, terminate or waive the requirement contained in the Stock Purchase Agreement that the Trust will not
(i) sell, transfer or otherwise dispose of any of its remaining shares in Reinhold or (ii) purchase or otherwise acquire any shares of Reinhold if after the purchase or acquisition the Trust would be a "5% shareholder" of the Company within the meaning of Section 382 of the Internal Revenue Code. The Agreement further provides that the MassMutual Entities will not exercise their registration rights acquired by assignment from the Trust for a period of one year after the Closing Date (as defined in the Stock Purchase Agreement). Additionally, and on the terms contained in the Agreement, Reinhold agreed to reimburse the Reporting Persons for amounts, if any, that the Reporting Persons may be required to pay to the Trust pursuant to the Stock Purchase Agreement if the market value per share of the Class A Common Stock is less than $11.50 on the third anniversary of the Closing Date.

Item 7. Material to Be Filed as Exhibits.

      Exhibit A:    Stock Price Deficiency Payment Agreement dated June 16, 1999 among Reinhold  Industries,  Inc. and the Reporting  Persons
                    (other than Reinhold Enterprises, Inc.), incorporated herein by reference to Exhibit 10.3 of Form 10-QSB filed with the Commission by Reinhold Industries, Inc. on August 16, 1999.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: August 27, 1999                   Reinhold Enterprises, Inc.



                                        /s/ Matthew C. Hook
                                        -------------------------------------
                                        Matthew C. Hook, President